UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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EASTGROUP PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi 39201

April 30, 2007

Dear Stockholder:

You are cordially invited to the 2007 Annual Meeting of Stockholders of EastGroup Properties, Inc. (the “Company”), to be held on May 30, 2007 at 9:00 a.m., Jackson time, at the Company’s offices, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi.

Information about the Annual Meeting is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow.

It is important that your shares of Common Stock be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, I urge you to give your immediate attention to voting. Please review the enclosed materials, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

Very truly yours,

LELAND R. SPEED
Chairman of the Board of Directors

300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi 39201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2007

To the Stockholders:

The 2007 Annual Meeting of Stockholders of EastGroup Properties, Inc. (the “Company”) will be held at the Company’s offices, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi, on Wednesday, May 30, 2007 at 9:00 a.m., Jackson time, for the following purposes:

1.	To elect eight directors of the Company;

2.	To consider and ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 13, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

The prompt return of your proxy will avoid delay and save the expense involved in further communication. The proxy may be revoked by you at any time prior to its exercise, and the giving of your proxy will not affect your right to vote in person if you wish to attend the Annual Meeting.

By Order of the Board of Directors

N. Keith McKey
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

DATED: April 30, 2007

THIS IS AN IMPORTANT MEETING. STOCKHOLDERS ARE URGED TO VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

QUESTIONS AND ANSWERS
ABOUT THE 2007 ANNUAL MEETING

Why did I receive this proxy?

The Board of Directors of EastGroup Properties, Inc. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders. The Annual Meeting will be held Wednesday, May 30, 2007, at 9:00 a.m., Jackson time, at the Company’s offices, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Who is entitled to vote?

All stockholders of record as of the close of business on Friday, April 13, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 23,740,760 shares of Common Stock were issued and outstanding.

How many votes do I have?

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

How do I vote?

•	By Mail: Vote, sign, date your card and mail it in the postage-paid envelope.

•	In Person: At the Annual Meeting.

How do I vote my shares that are held by my broker?

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you.

What am I voting on?

You will be voting on Proposal One regarding the election of eight directors of the Company and Proposal Two regarding the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.

Will there be any other items of business on the agenda?

Pursuant to the Company’s Bylaws and SEC rules, stockholder proposals must have been received by April 2, 2007 to be considered at the Annual Meeting. To date, we have received no stockholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to David H. Hoster II and N. Keith McKey with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

The holder of each outstanding share of Common Stock is entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of stockholders.

Pursuant to our Bylaws, provided a quorum is present, directors will be elected by a plurality of all the votes cast at the Annual Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal, provided that a quorum is present at the Annual Meeting.

How are votes counted?

The Annual Meeting will be held if a quorum is represented in person or by proxy. A quorum consists of a majority of our outstanding common shares entitled to vote. If you return a signed proxy card, your shares will be counted for the purpose of determining whether there is a quorum. We will treat failures to vote, referred to as abstentions, as shares present and entitled to vote for quorum purposes. However, abstentions will not be counted as votes cast on a proposal and will have no effect on the result of the vote on such proposal. A withheld vote is the same as an abstention.

Broker non-votes occur when proxies submitted by a broker, bank or other nominee holding shares in “street name” do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes. However, broker non-votes will not be counted as votes cast on a proposal and will have no effect on the result of the vote on the proposal.

What happens if I return my proxy card without voting on all proposals?

When the proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with your directions. If the signed card is returned with no direction on a proposal, the proxy will be voted in favor of (FOR) Proposal One and in favor of (FOR) Proposal Two.

Will anyone contact me regarding this vote?

We have retained InvestorCom, Inc. to assist with the solicitation of proxies and will pay InvestorCom, Inc. a fee of $3,500 plus reimbursement of out-of-pocket expenses for its services. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to stockholders.

When was this proxy statement mailed?

This proxy statement and the enclosed proxy card were mailed to stockholders beginning on or about April 30, 2007.

How can I obtain a copy of this year’s Annual Report on Form 10-K?

A copy of our 2006 Annual Report to Stockholders, including financial statements for the fiscal year ended December 31, 2006, accompanies this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) may be obtained free of charge by writing to EastGroup Properties, Inc., 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201, Attention: Investor Relations or by accessing the “Reports” section of the Company’s website at www.eastgroup.net.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.eastgroup.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of conduct, corporate governance guidelines, charters of board committees and reports that we file with the SEC. A copy of our code of conduct, corporate governance guidelines and each of the charters of our board committees may be obtained free of charge by writing to EastGroup Properties, Inc., 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board of Directors has by resolution fixed the number of directors to be elected at the Annual Meeting at eight. The Board of Directors currently consists of D. Pike Aloian, H.C. Bailey, Jr., Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Mary E. McCormick, David M. Osnos, and Leland R. Speed. The terms of office of each of our directors expire at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, each incumbent director has been nominated for election at the Annual Meeting as directors for one-year terms, to hold office until the 2008 Annual Meeting and until their successors are elected and qualified.

No security holder that held a beneficial ownership interest in our Common Stock of 5% or more for at least one year recommended any candidates to serve on the Board of Directors.

If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Pursuant to our Bylaws, directors will be elected by a plurality of all the votes cast at the Annual Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of each of the nominees.

Nominees for Election as Directors

The following provides certain information regarding the nominees for election to the Board of Directors. Each individual’s name, position with the Company and principal occupation and business experience for the past five years is provided and, unless otherwise stated, each nominee has held the position indicated for at least the past five years.

D. Pike Aloian, age 52 — Mr. Aloian is a Managing Director of Rothschild Realty Inc. (real estate advisory and investment management services). He has served as a director of the Company since 1999. Mr. Aloian also serves on the Board of Directors of Brandywine Realty Trust.

H.C. Bailey, Jr., age 67 — Mr. Bailey is Chairman and President of H.C. Bailey Company (real estate development and investment). He has served as a director of the Company since 1980.

Hayden C. Eaves III, age 61 — Mr. Eaves is President of Hayden Holdings, Inc. (real estate investment) and an advisor to IDS Real Estate Group (real estate services and investments) where he served as Managing Director until 2006. He was President and Chief Executive Officer of the Western Region of Trammell Crow Company until 1995. He has served as a director of the Company since 2002.

Fredric H. Gould, age 71 — Mr. Gould is the Chairman of the General Partner of Gould Investors, L.P., Chairman of BRT Realty Trust and Chairman of One Liberty Properties, Inc. He has served as a director of the Company since 1998.

David H. Hoster II, age 61 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993.

Mary E. McCormick, age 49 — Ms. McCormick has served as a director since June 2005. Ms. McCormick served the Ohio Public Employees Retirement System from 1989 through 2005, most recently directing real estate investments and overseeing an internally managed REIT portfolio. From 2005 to 2006 Ms. McCormick was a strategy consultant for Hawkeye Partners, an investment management firm. Ms. McCormick has held a number of leadership positions on a variety of national and regional real estate associations. Ms. McCormick also serves on the Board of Directors of Mid-America Apartment Communities, Inc.

David M. Osnos, age 75 — Mr. Osnos is Of Counsel to (and, until December 31, 2002, partner in) the law firm of Arent Fox LLP. He has served as a director of the Company since 1993. Mr. Osnos also serves on the Board of Directors of VSE Corporation and Washington Real Estate Investment Trust.

Leland R. Speed, age 74 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a director since 1978. He is also Chairman of the Board of Parkway Properties, Inc. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997. From 2004 until 2006, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

Independent Directors

Under the New York Stock Exchange (“NYSE”) listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that each current director, other than Mr. Speed, the Company’s Chairman, and Mr. Hoster, the Company’s President and Chief Executive Officer, satisfies the bright-line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.eastgroup.net.

Audit Committee

The Audit Committee consists of Messrs. Aloian and Osnos and Ms. McCormick. The Audit Committee met 11 times during the Company’s 2006 fiscal year. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Mr. Aloian and Ms. McCormick have been designated as the Company’s “Audit Committee financial experts” in accordance with the SEC rules and regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. See “Report of the Audit Committee” below.

Compensation Committee

The Compensation Committee consists of Messrs. Bailey, Eaves and Gould. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs. The Compensation Committee met six times during the Company’s 2006 fiscal year.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Aloian and Eaves and Ms. McCormick (until May 31, 2006, the Committee consisted of Messrs. Aloian, Eaves and Osnos). The Nominating and Corporate Governance Committee met three times during the Company’s 2006 fiscal year. The responsibilities of the Nominating and Corporate Governance Committee include assessing Board membership needs and identifying, screening, recruiting, and presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.

The Board of Directors has adopted Corporate Governance Guidelines. The guidelines are available at www.eastgroup.net under “About Us.” Under the guidelines, the Nominating and Corporate Governance Committee will take into account stockholder input with respect to processes and criteria for director selection; as such, stockholders may influence the composition of the Board. Under this principle, the Nominating and Corporate Governance Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201, within the time periods set forth under “Stockholder Proposals for the 2008 Annual Meeting of Stockholders.”

In identifying suitable candidates for nomination as a director, the Nominating and Corporate Governance Committee will consider the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. In evaluating such skills and characteristics, the Nominating and Corporate Governance Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, stockholders and, in certain circumstances, outside search firms.

Board Attendance at Meetings

The Board of Directors held five meetings during the Company’s 2006 fiscal year. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he or she served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2006, the Annual Meeting of Stockholders was attended by five of the directors.

Stockholder Communication With the Board

The Board of Directors has appointed David M. Osnos as “Lead Independent Director.” In that capacity, he presides over the meetings of the non-management directors of the Company. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to David M. Osnos, Lead Independent Director, EastGroup Properties, Inc., 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to Mr. Osnos.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter which was amended and restated on March 8, 2007. A complete copy of the Audit Committee charter is available on the Company’s website at www.eastgroup.net. The Board has determined that D. Pike Aloian and Mary E. McCormick are “Audit Committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with KPMG without management being present. The Committee met 11 times during 2006, including four executive sessions with KPMG. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and KPMG to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with KPMG matters required to be discussed, pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with KPMG matters relating to its independence and has received from KPMG the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

On the basis of the reviews and discussions the Audit Committee has had with KPMG and management, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Submitted by:

THE AUDIT COMMITTEE

David M. Osnos, Chair D. Pike Aloian Mary E. McCormick

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.

Leland R. Speed, age 74 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a director since 1978. He is also Chairman of the Board of Parkway Properties, Inc. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997. From 2004 until 2006, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

David H. Hoster II, age 61 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993.

N. Keith McKey, age 56 — Mr. McKey has served as the Company’s Executive Vice President since 1993, Chief Financial Officer and Secretary since 1992 and Treasurer since 1997.

William D. Petsas, age 49 — Mr. Petsas has been a Senior Vice President of the Company since 2000. From 1994 until 2000, he was a Vice President of ProLogis (an industrial real estate investment trust).

C. Bruce Corkern, age 45 — Mr. Corkern has served as Chief Accounting Officer since 2005 and has been a Senior Vice President and Controller of the Company since 2000. From 1990 until 2000, he was the Vice President of Finance of Time Warner Cable (Jackson/Monroe Division).

John F. Coleman, age 47 — Mr. Coleman has been a Senior Vice President of the Company since 2001. From 1999 until 2001, he was a Senior Vice President of Duke Realty Corporation (an industrial/office real estate investment trust).

Brent W. Wood, age 37 — Mr. Wood has been a Senior Vice President of the Company since 2003. He was a Vice President of the Company from 2000 to 2003, a Senior Asset Manager of the Company from 1997 to 1999 and Assistant Controller from 1996 to 1997.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

General Philosophy.  The Compensation Committee compensates our senior management through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. The compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary and incentive compensation. The Committee designs the incentive compensation to reward company-wide performance through tying awards primarily to growth in funds from operations and total return to stockholders.

Targeted Overall Compensation.  To assist the Compensation Committee in establishing overall compensation, in 2006 the Committee decided to continue to use FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry, to perform a study of the compensation of our executive officers and executive officers at 40 comparable companies. The Compensation Committee first engaged FPL in 2003. Those comparables included seven industrial REITs (an asset based peer group), 12 REITs with comparable market capitalization (a size based peer group), and a peer group comprised of 22 REITs and one real estate operating company with similar financial performance and geographic footprints. The members in the peer group included companies that generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit. Studies like this cover in detail both those individuals for whom compensation information is disclosed publicly and rely on data that FPL has in its data bases with respect to compensation levels for executives at real estate companies.

The overall results of the FPL study produced the starting point for the Compensation Committee’s analysis. The Committee compared the median compensation of the executive officers of each of the peer groups in determining approximate compensation for our executive officers. In the case of Mr. Hoster, the Committee also considered (i) the performance of the Company during the period in which he has been chief executive officer and (ii) the anticipated level of difficulty in replacing him with someone of capable experience and skill.

Based upon this analysis, the Compensation Committee established the targeted overall compensation of our chief executive officer for 2006 at $1,674,000. This amount was slightly lower than the overall compensation for all of the peer groups. The main reason that the targeted compensation is lower than the median is that the Company’s headquarters is in Jackson, Mississippi, and living costs there are lower than those in most of the geographic areas in which the companies in the various peer groups are located. Other than the differential in living costs, the Company’s excellent total return to stockholders during Mr. Hoster’s tenure as chief executive officer was the other main feature the Compensation Committee considered in setting his compensation. Adjusting for these factors, which was done in a subjective manner, the Committee concluded that the targeted overall compensation level for Mr. Hoster was appropriate.

The Compensation Committee followed a similar process with respect to establishing targeted overall compensation for our chief financial officer and senior vice presidents. Based upon this analysis, the Committee set the overall targeted compensation for our chief financial officer at $957,500 for 2006. With regard to senior vice presidents, the individual targeted range of overall compensation was $474,000 to $690,000 for 2006.

Allocation among Components.  Under the Company’s targeted compensation structure, the mix of base salary, bonus and equity compensation varies depending upon management level:

	Base Salary	Bonus Target	Equity Target

Chief Executive Officer	25.7%	20.5%	53.8%
Chief Financial Officer	30.3%	22.7%	47.0%
Senior Vice Presidents	36.0%	17.4%	46.6%

In allocating compensation among these elements, the Committee believes that the compensation of our executive officers, specifically our chief executive officer, should be predominately performance-based. In making this allocation, the Committee relied in part upon the advice of FPL. In 2006, FPL performed a study of the compensation practices of the Company and the peer group comparable companies. Those other companies included the companies discussed above. Although each of the companies has a different compensation structure, all appear to provide their senior management with base salaries of approximately 25% to 50% of overall compensation, bonus opportunities of approximately 19% to 30% of overall compensation and equity compensation of approximately 23% to 49% of overall compensation. Within these ranges, the Committee selected allocations that it believes are consistent with the Company’s overall compensation philosophy as described above, and in all cases the Company’s compensation was more heavily weighted toward equity awards.

Base Salaries.  The Committee seeks to provide our executive officers with a level of assured cash compensation in the form of base salary that facilitates an appropriate lifestyle given their professional status, accomplishments and geographic location. For our chief executive officer, for 2006 the Committee concluded that a base salary of $430,000 was appropriate in this regard. Similarly, for 2006 the Committee concluded that a base salary of $290,000 was appropriate for our chief financial officer. These base salaries reflect levels that the Committee concluded were appropriate based upon the Committee’s general experience.

The Compensation Committee performed a similar analysis with respect to our senior vice presidents. At the senior vice president level, we have a significant level of competition for employees in our market areas. As a result, the Committee provides a slightly larger portion of the compensation to our senior vice presidents in the form of base salary in order to improve our competitiveness in these areas.

Cash Incentive and Bonus Compensation.  The 2006 annual cash incentive and bonus compensation was based 75% upon the amount of the Company’s funds from operations (FFO) per share compared to “threshold,” “target” and “high” FFO goals set by the Compensation Committee and 25% based on individual criteria for each executive officer. FFO is defined as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is an appropriate measure of performance for equity real estate investment trusts and that excluding depreciation and amortization in the calculation of FFO is appropriate since real estate values have historically increased or decreased based on market conditions. The Compensation Committee determined the FFO goals for different levels of cash incentive compensation after an analysis of the Company’s internally prepared estimate of FFO for 2006 and the estimates of 2006 FFO prepared by independent securities analysts who follow the Company. The Company’s 2006 FFO exceeded the threshold FFO goal and was $.01 less than the target goal set by the Compensation Committee, and the cash incentive compensation set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” was paid to the Named Officers as part of 2006 compensation. Additionally, the Named Officers were awarded cash bonuses as part of 2006 compensation as set forth in the Summary Compensation Table based on the individual bonus payment objectives established by the Compensation Committee for each executive officer.

Equity Compensation.  Prior to 2003, the primary form of equity compensation that the Company awarded consisted of stock options. In 2003, we assessed the desirability of granting shares of restricted stock to employees, particularly members of senior management, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

Restricted stock awards are provided based on performance and are subject to future time-based vesting. In order for the restricted stock to be earned, the Company must achieve certain performance goals within the one or three-year performance period covered by the award. The recipient also must remain employed by the Company for an additional period following the performance period in order for the restricted stock to vest. The Committee does not believe that an “all or nothing” approach is appropriate. Rather, the performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved. Awards are made based on “threshold,” “target” and “high” performance goals.

The 2006 annual long-term equity incentive awards were based on the Company’s (i) adjusted FFO growth as compared to the average adjusted FFO growth of peer companies (50% of the award), (ii) same store growth as compared to peer companies (25% of the award), and (iii) absolute adjusted FFO growth (25% of the award). The restricted stock vests over a five-year period. Dividends on the annual long-term equity incentive awards accumulate beginning January 1, 2006 and are paid if and when the restricted stock vests. The Company exceeded the target performance criteria set by the Compensation Committee and the following number of shares of restricted stock were awarded on March 8, 2007 as annual long-term equity incentive compensation with respect to 2006 performance: Mr. Hoster 13,030; Mr. McKey 6,515; Mr. Coleman 4,344; Mr. Petsas 4,344; and Mr. Wood 4,344. These shares vest 20% on the date of grant and 20% on each of January 1, 2008, 2009, 2010 and 2011.

The multi-year long-term equity incentive award is a seven-year award consisting of a three-year performance period followed by a four-year vesting period. The multi-year long-term equity incentive award is contingent on the Company meeting performance goals set by the Compensation Committee over the three-year period starting January 1, 2006. The performance goals are based upon the Company’s (i) total stockholder return as compared to the total stockholder return of the NAREIT Equity Index (16.7% of the award); (ii) total stockholder return as compared to the total stockholder return of peer companies (33.3% of the award); and (iii) absolute average total stockholder return (50% of the award). The multi-year long-term equity incentive award will be paid in restricted stock and will be awarded out of and in accordance with the Company’s 2004 Equity Incentive Plan. If the performance goals are met, the multi-year equity incentive award will vest 25% on each of January 1, 2010, 2011, 2012 and 2013. Dividends on the multi-year long-term equity incentive awards will accumulate from the beginning of the performance period and are paid if and when the restricted stock vests.

Retirement Plans.  We have a 401(k) Plan pursuant to which the Company makes matching and discretionary contributions for eligible employees. When the Compensation Committee calculates targeted overall compensation for our senior management, it factors in the benefits expected to be received under the 401(k) Plan.

Perquisites and Other Benefits.  The Compensation Committee annually reviews the perquisites that senior management receives. The primary perquisites for executive officers are the Company’s contribution to a 401(k) Plan, life insurance of 2.5 times base salary up to a maximum of $400,000, and long-term care insurance. Executive officers also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical insurance and life insurance. We do not provide our executives reimbursement for automobiles, clubs, financial planning or things of a similar nature.

Severance Benefits.  In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause. Pursuant to our Severance and Change in Control Agreements, in the event an executive officer is terminated involuntarily by the Company without cause, as defined in the agreement, and provided the employee executes a full release of claims, in a form satisfactory to the Company, promptly following termination, the employee will be entitled to receive certain severance benefits discussed below under the heading “Potential Payments upon Termination or Change in Control.” We believe that the size of the severance package is consistent with severance offered by other companies of our size or in our industry.

Change in Control.  Our senior management and other employees have built the Company into a successful real estate investment trust and the Board of Directors believes that it is important to protect them in the event of a change in control. Further, it is the Board’s belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. See “Potential Payments upon Termination or Change in Control” for additional information.

Board Process.  The Compensation Committee of the Board of Directors approves all compensation and awards to our chief executive officer and makes a recommendation to the Board of Directors for our other executive officers. Generally, on its own initiative, the Compensation Committee reviews the performance and compensation of our chief executive officer and, following discussions with him and, where it deems appropriate, FPL or other appropriate advisors, establishes his compensation level. For the remaining executive officers, the chief executive officer, with consultation from FPL, makes recommendations to the Compensation Committee that generally, with minor adjustments, are recommended to the Board of Directors for approval. With respect to equity compensation awarded to others, the Compensation Committee grants restricted stock, generally based upon the recommendation of the chief executive officer.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

     Hayden C. Eaves III, Chair
     H.C. Bailey, Jr.
     Fredric H. Gould

Summary Compensation Table

The following table summarizes, for the fiscal year ended December 31, 2006, the amount of compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers (the “Named Officers”) as of December 31, 2006.

				Non-Equity	Stock	All Other
Name and				Incentive Plan	Awards	Compensation
Principal Position	Year	Salary	Bonus	Compensation	(1)	(2)	Total

David H. Hoster II	2006	$430,000	$111,800	$239,940	$843,717	$18,260	$1,643,717
President and Chief Executive Officer
N. Keith McKey	2006	$290,000	$65,250	$151,706	$533,490	$18,260	$1,058,706
Executive Vice President, Chief Financial Officer and Secretary
John F. Coleman	2006	$260,000	$42,250	$90,675	$346,825	$18,260	$758,010
Senior Vice President
William D. Petsas	2006	$260,000	$32,500	$90,675	$343,001	$18,260	$744,436
Senior Vice President
Brent W. Wood	2006	$210,000	$34,125	$73,238	$235,033	$18,260	$570,656
Senior Vice President

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (SFAS 123R). The awards for which expense is shown in this table include the 2006 annual long-term equity incentive and the multi-year long-term equity incentive described in the Grants of Plan-Based Awards table on page 13 of this Proxy Statement, as well as awards granted in prior years for which the Company continued to recognize expense in 2006. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(2)	The amount shown in this column represents the Company’s discretionary contribution and matching contribution to its 401(k) Plan for the Named Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Officer’s life. The value of perquisites and other personal benefits are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Officer.

Grants of Plan-Based Awards in 2006

						Estimated Future Payouts Under			Grant Date
			Estimated Possible Payouts Under			Equity Incentive Plan Awards			Fair Value of
			Non-Equity Incentive Plan Awards			(# of restricted shares)			Stock
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (4)

David H. Hoster II	05/31/2006	(1)	$129,000	$258,000	$387,000
	05/31/2006	(2)				4,931	9,862	14,793	$428,701
	05/31/2006	(3)				14,514	29,025	44,139	$764,518
N. Keith McKey	05/31/2006	(1)	$81,563	$163,125	$244,688
	05/31/2006	(2)				2,465	4,931	7,396	$217,112
	05/31/2006	(3)				7,257	14,514	21,771	$382,298
John F. Coleman	05/31/2006	(1)	$48,750	$97,500	$146,250
	05/31/2006	(2)				1,644	3,287	4,931	$144,727
	05/31/2006	(3)				4,839	9,675	14,514	$254,840
William D. Petsas	05/31/2006	(1)	$48,750	$97,500	$146,250
	05/31/2006	(2)				1,644	3,287	4,931	$144,727
	05/31/2006	(3)				4,839	9,675	14,514	$254,840
Brent W. Wood	05/31/2006	(1)	$39,375	$78,750	$118,125
	05/31/2006	(2)				1,644	3,287	4,931	$144,727
	05/31/2006	(3)				4,839	9,675	14,514	$254,840

(1)	Represents the possible payouts under the Company’s 2006 non-equity incentive plan discussed in further detail beginning on page 9. The Company’s 2006 FFO exceeded the threshold FFO goal and was $.01 less than the target goal set by the Compensation Committee. The actual amount earned by each Named Officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Represents the possible payouts under the Company’s annual long-term equity incentive discussed in further detail on page 10. For 2006, the Company exceeded the target performance criteria set by the Compensation Committee and the number of shares of restricted stock awarded on March 8, 2007 with respect to 2006 performance were as follows: Mr. Hoster 13,030 shares; Mr. McKey 6,515 shares; Mr. Coleman 4,344 shares; Mr. Petsas 4,344 shares; and Mr. Wood 4,344 shares.

(3)	Represents the possible payouts under the Company’s current multi-year long-term equity incentive discussed in further detail on page 10.

(4)	Represents the grant date fair value of the award determined in accordance with SFAS 123R. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards			Stock Awards
							Equity		Equity
							Incentive Plan		Incentive Plan
				Number of		Market Value	Awards:		Awards:
	Number of			Shares of		of Shares of	Number of		Market Value
	Securities			Restricted		Restricted	Unearned		of Unearned
	Underlying			Stock That		Stock That	Shares That		Shares That
	Unexercised	Option	Option	Have Not		Have Not	Have Not		Have Not
	Options (1)	Exercise Price	Expiration	Vested		Vested (2)	Vested		Vested (2)
Name	(#)	($)	Date	(#)		($)	(#)		($)

David H. Hoster II	20,000	$22.00	10/08/2007	52,290	(3)	$2,800,652	27,544	(8)	$1,475,257
	40,186	$20.375	06/22/2009
N. Keith McKey	—	—	—	37,130	(4)	$1,988,683	13,772	(8)	$737,628
John F. Coleman	2,000	$23.05	08/29/2011	21,503	(5)	$1,151,701	9,183	(8)	$491,841
William D. Petsas	—	—	—	21,503	(6)	$1,151,701	9,183	(8)	$491,841
Brent W. Wood	2,500	$20.375	06/22/2009	10,794	(7)	$578,127	9,183	(8)	$491,841

(1)	All stock options were exercisable at December 31, 2006.

(2)	Determined based on the closing price of the Company’s Common Stock ($53.56) on December 29, 2006.

(3)	Mr. Hoster’s restricted stock holdings as of December 31, 2006 vest as follows provided that he remains employed by the Company on such dates: 6,638 shares on January 1, 2007; 16,995 shares on December 31, 2007; 3,262 shares on January 1, 2008; 16,995 shares on December 31, 2008; and 8,400 shares on December 31, 2009.

(4)	Mr. McKey’s restricted stock holdings as of December 31, 2006 vest as follows provided that he remains employed by the Company on such dates: 4,655 shares on January 1, 2007; 12,094 shares on December 31, 2007; 2,287 shares on January 1, 2008; 12,094 shares on December 31, 2008; and 6,000 shares on December 31, 2009.

(5)	Mr. Coleman’s restricted stock holdings as of December 31, 2006 vest as follows provided that he remains employed by the Company on such dates: 3,060 shares on January 1, 2007; 6,969 shares on December 31, 2007; 1,505 shares on January 1, 2008; 6,969 shares on December 31, 2008; and 3,000 shares on December 31, 2009.

(6)	Mr. Petsas’ restricted stock holdings as of December 31, 2006 vest as follows provided that he remains employed by the Company on such dates: 3,060 shares on January 1, 2007; 6,969 shares on December 31, 2007; 1,505 shares on January 1, 2008; 6,969 shares on December 31, 2008; and 3,000 shares on December 31, 2009.

(7)	Mr. Wood’s restricted stock holdings as of December 31, 2006 vest as follows provided that he remains employed by the Company on such dates: 1,860 shares on January 1, 2007; 3,510 shares on December 31, 2007; 914 shares on January 1, 2008; 3,510 shares on December 31, 2008; and 1,000 shares on December 31, 2009.

(8)	Represents the annual long-term and multi-year long-term equity incentive awards that were either subject to performance criteria or approval by the Compensation Committee as of December 31, 2006. With respect to the 2006 annual long-term equity incentive, includes the actual number of restricted shares approved by the Compensation Committee on March 8, 2007 as set forth in footnote (2) to the Grants of Plan-Based Awards table on page 13 of this Proxy Statement. With respect to the current multi-year long-term equity incentive, assumes that the Company will achieve the “threshold” performance goals as described in the Grants of Plan-Based Awards table.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

David H. Hoster II	49,419	$1,506,118	25,792	$1,316,900
N. Keith McKey	—	—	18,278	$933,637
John F. Coleman	2,000	$46,720	11,009	$559,768
William D. Petsas	—	—	11,009	$559,768
Brent W. Wood	2,500	$66,263	5,370	$274,301

Potential Payments upon Termination or Change in Control

The Company has entered into Severance and Change in Control Agreements and maintains certain plans that will require the Company to provide compensation to executive officers of the Company in the event of a termination of employment or a change in control of the Company. The following table shows potential payouts assuming that the employment of the Named Officer was terminated in each situation listed in the table and that termination occurred on the last business day of 2006.

	Lump Sum	Healthcare	Value of	Estimated
	Cash	and Other	Unvested	Excise Tax
	Severance	Insurance	Restricted	and Gross-Up
	Payment	Benefits	Shares	Payments

David H. Hoster II
Voluntary Resignation or Involuntary Termination with Cause	-0-	-0-	-0-	-0-
Involuntary Termination without Cause	$1,130,750	-0-	-0-	-0-
Voluntary Resignation with Good Reason following a Change in Control	$1,130,750	$50,000	$3,498,539	-0-
Involuntary Termination without Breach of Duty following a Change in Control	$1,696,125	$75,000	$3,498,539	-0-
Death	$565,375	-0-	$3,498,539	-0-
N. Keith McKey
Voluntary Resignation or Involuntary Termination with Cause	-0-	-0-	-0-	-0-
Involuntary Termination without Cause	$701,084	-0-	-0-	-0-
Voluntary Resignation with Good Reason following a Change in Control	$701,084	$50,000	$2,337,626	-0-
Involuntary Termination without Breach of Duty following a Change in Control	$1,051,625	$75,000	$2,337,626	-0-
Death	$350,542	-0-	$2,337,626	-0-

	Lump Sum	Healthcare	Value of	Estimated
	Cash	and Other	Unvested	Excise Tax
	Severance	Insurance	Restricted	and Gross-Up
	Payment	Benefits	Shares	Payments

John F. Coleman
Voluntary Resignation or Involuntary Termination with Cause	-0-	-0-	-0-	-0-
Involuntary Termination without Cause	$401,750	-0-	-0-	-0-
Voluntary Resignation with Good Reason following a Change in Control	$401,750	$37,500	$1,384,365	-0-
Involuntary Termination without Breach of Duty following a Change in Control	$401,750	$37,500	$1,384,365	-0-
Death	$267,833	-0-	$1,384,365	-0-
William D. Petsas
Voluntary Resignation or Involuntary Termination with Cause	-0-	-0-	-0-	-0-
Involuntary Termination without Cause	$404,063	-0-	-0-	-0-
Voluntary Resignation with Good Reason following a Change in Control	$404,063	$37,500	$1,384,365	-0-
Involuntary Termination without Breach of Duty following a Change in Control	$404,063	$37,500	$1,384,365	-0-
Death	$269,375	-0-	$1,384,365	-0-
Brent W. Wood
Voluntary Resignation or Involuntary Termination with Cause	-0-	-0-	-0-	-0-
Involuntary Termination without Cause	$261,500	-0-	-0-	-0-
Voluntary Resignation with Good Reason following a Change in Control	$261,500	$37,500	$810,791	$176,960
Involuntary Termination without Breach of Duty following a Change in Control	$261,500	$37,500	$810,791	$176,960
Death	$174,333	-0-	$810,791	-0-

Below is a description of the definitions and assumptions that were used in creating the table above.

Definitions.  A “change of control” means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) the acquisition by a person or group of beneficial ownership of 30% of the Company’s outstanding voting securities; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a two-thirds majority of the then incumbent directors who had been similarly nominated); (iv) the security holders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) approval by the Company’s stockholders of a complete liquidation of the Company or disposition of all or substantially all of the Company’s assets.

“Average annual compensation” means an amount equal to the annual average of the sum of (i) the executive’s annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the executive, in each case for the average of the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date.

A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) the executive engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the executive’s conviction, entry of a plea of no contest, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company; (iv) the commission or omission of any act by the executive that constitutes on the part of the executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the executive that is injurious to the Company, its business, or its reputation.

A “breach of duty” means (i) the executive’s willful misconduct in the performance of his duties toward the Company; or (ii) the commission or omission of any act by the executive that constitutes on the part of the executive fraud or dishonesty toward the Company.

A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) a reduction in the executive’s base salary; (iii) a reduction in the executive’s benefits other than a reduction which applies generally to all participants in the benefit plan; (iv) the Company’s relocation of the executive without the executive’s consent; and (v) the failure by the Company to obtain the assumption of the obligations contained in the Severance and Change in Control Agreement by any successor entity.

Cash Severance Payment.  Cash severance payments following a change in control are paid upon an involuntary termination without breach of duty and upon a voluntary termination by the executive for good reason. Additionally, cash severance payments not in connection with a change in control are paid upon an involuntary termination without cause. In each case, the cash severance payments are paid lump-sum and are based upon average annual compensation as follows:

Following a Change in Control
Involuntary
	Involuntary	Termination	Voluntary
	Termination	Without	Resignation With
	Without Cause	Breach of Duty	Good Reason

Chief Executive and Chief Financial Officers	2 times	3 times	2 times
Senior Vice President	1.5 times	1.5 times	1.5 times

As a condition of the receipt of the cash severance payment not in connection with a change in control, the executive must execute a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and may not revoke the waiver and release within any revocation period required by law or permitted by the Company.

Benefits.  Upon an involuntary termination without breach of duty or a voluntary termination by the executive for good reason, each following a change in control, the Company will provide each executive officer with life insurance coverage and health plan coverage substantially comparable to the coverage the executive was receiving from the Company immediately before termination of employment. In each case, these benefits will continue for a number of months following the date of termination as follows:

Involuntary
	Termination	Voluntary
	Without	Resignation With
	Breach of Duty	Good Reason

Chief Executive and Chief Financial Officers	36 months	24 months
Senior Vice President	18 months	18 months

The value of the benefits set forth in the above table is based on an estimate of the Company’s cost to provide such benefits to an executive officer upon termination following a change in control equal to $25,000 per year.

Equity Acceleration.  The Incentive Restricted Share Agreements issued to executive officers in connection with equity awards granted pursuant to the Company’s 2004 Equity Incentive Plan and the 1994 Management Incentive Plan provide that an executive’s interest in all of the incentive restricted shares shall become vested as of the date of his death or termination by reason of his permanent disability. Pursuant to an amendment to the Company’s 2004 Equity Incentive Plan that became effective January 1, 2007, a restricted share agreement may also provide that the incentive restricted shares covered by the agreement shall vest upon involuntary termination by the Company without cause.

The Company’s Equity Incentive Plan and the 1994 Management Incentive Plan also provide that upon the occurrence of a change in control, whether or not the executive’s employment is terminated, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the vesting of restricted shares subject to performance criteria shall be accelerated and the executive shall receive a pro rata number of shares based upon (i) an assumed achievement of all relevant performance objectives at target levels and (ii) the length of time within the performance period elapsed before the effective date of the change in control. The value of unvested restricted shares set forth in the above table includes all previous awards of restricted stock that have not yet vested in addition to the number of restricted shares awarded by the Compensation Committee as annual long-term equity incentive on March 8, 2007 with respect to 2006 performance but does not include any restricted shares under the current multi-year long-term equity incentive plan for the performance period ending December 31, 2008.

Excise Tax Gross-Up.  Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. The Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the above tables assumes that the executive is entitled to a full reimbursement by the Company of (i) any excise taxes that are imposed upon the executive as a result of the change in control, (ii) any income, payroll and excise taxes imposed upon the executive as a result of the Company’s reimbursement of the excise tax amount and (iii) any additional income, payroll and excise taxes that are imposed upon executive as a result of the Company’s reimbursement of the executive for any excise or income taxes. The calculation of the gross-up amount in the above tables is based upon a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 5% state income tax rate. For purposes of the calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to executive executing a noncompetition agreement. The payment of the tax gross-up will be payable to the executive for any excise tax incurred regardless of whether the executive’s employment is terminated. However, the amount of the tax gross-up will change based upon whether the executive’s employment with the Company is terminated because the amount of compensation subject to Section 4999 will change.

Compensation of Directors

On May 31, 2006, the Compensation Committee of the Company’s Board of Directors approved a revised compensation program for the non-employee directors. Under the director compensation program, which became effective July 1, 2006, each non-employee director is paid an annual cash retainer of $30,000 payable ratably on a monthly basis. The chairperson of the Audit Committee and Compensation Committee receive an additional annual cash retainer in the amount of $10,000 and $7,500, respectively. All other committee chairpersons and the Lead Director receive an additional annual $5,000 cash retainer.

The director compensation program provides that each non-employee director is paid $1,500 for each Board meeting attended. Non-employee directors serving as members of Board committees are paid $1,000 for each meeting attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

The Board of Directors amended the 2005 Directors Equity Incentive Plan effective May 31, 2006. Pursuant to that amendment, non-employee directors receive an annual award in connection with their election to the Board at the annual meeting of stockholders. Beginning with the 2006 annual meeting, the annual award consists of shares of the Company’s common stock with a value of $25,000 as of the date of grant. A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the $25,000 annual award payable in cash.

The 2005 Directors Equity Incentive Plan, as amended, also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock on the effective date of election or appointment equal to $25,000 divided by the fair market value of the Company’s Common Stock on such date. These restricted shares will vest over a four-year period upon the performance of future service as a director, subject to certain exceptions.

Messrs. Speed and Hoster, as officers of the Company, do not receive any compensation for serving the Company as members of the Board of Directors or any of its committees. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2006:

	Fees Earned or
Name	Paid in Cash	Stock Awards (1)		Option Awards		Total

D. Pike Aloian	$54,498	$16,639		—	(2)	$71,137
H.C. Bailey, Jr.	$50,248	$16,639		—	(3)	$66,887
Hayden C. Eaves III	$53,498	$16,639		—	(4)	$70,137
Fredric H. Gould	$41,248	$16,639		—		$57,887
Mary E. McCormick	$53,248	$21,639	(5)	—		$74,887
David M. Osnos	$62,248	$16,639		—	(6)	$78,887

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2006 for financial accounting purposes in accordance with SFAS 123R. Compensation expense for the Director annual equity awards is recognized over a 12-month period beginning July 1 of the year of grant; therefore, the amount reported in this table includes compensation expense recognized in 2006 with respect to stock awards made in 2005 and 2006. The grant date fair value of the 2006 Director annual equity award determined in accordance with SFAS 123R was approximately $25,000, which was calculated by multiplying the number of shares by the closing price of the Company’s common stock on the date of grant.

(2)	As of December 31, 2006, Mr. Aloian’s stock option holdings in the Company consisted of: 2,250 options with an exercise price of $21.75 expiring on May 31, 2010; 2,250 options with an exercise price of $21.40 expiring on June 3, 2011; 2,250 options with an exercise price of $24.02 expiring on May 28, 2012; and 2,250 options with an exercise price of $26.60 expiring on May 28, 2013. All stock options are currently exercisable.

(3)	As of December 31, 2006, Mr. Bailey’s stock option holdings in the Company consisted of: 2,250 options with an exercise price of $19.375 expiring on June 4, 2007; 2,250 options with an exercise price of $20.625 expiring on June 3, 2008; 2,250 options with an exercise price of $20.25 expiring on June 1, 2009; 2,250 options with an exercise price of $21.75 expiring on May 31, 2010; 2,250 options with an exercise price of $21.40 expiring on June 3, 2011; 2,250 options with an exercise price of $24.02 expiring on May 28, 2012; and 2,250 options with an exercise price of $26.60 expiring on May 28, 2013. All stock options are currently exercisable.

(4)	As of December 31, 2006, Mr. Eaves’ stock option holdings in the Company consisted of: 7,500 options with an exercise price of $24.89 expiring on March 6, 2012; 1,250 options with an exercise price of $24.02 expiring on May 28, 2012; and 2,250 options with an exercise price of $26.60 expiring on May 28, 2013. All stock options are currently exercisable.

(5)	As of December 31, 2006, Ms. McCormick held 360 shares of unvested restricted stock that were awarded in connection to her appointment to the Board in 2005. 120 shares of restricted stock vest on each of June 2, 2007, 2008 and 2009 provided that she remains a director of the Company on such dates.

(6)	As of December 31, 2006, Mr. Osnos’ stock option holdings in the Company consisted of: 2,250 options with an exercise price of $19.375 expiring on June 4, 2007; 2,250 options with an exercise price of $20.625 expiring on June 3, 2008; 2,250 options with an exercise price of $20.25 expiring on June 1, 2009; 2,250 options with an exercise price of $21.75 expiring on May 31, 2010; 2,250 options with an exercise price of $21.40 expiring on June 3, 2011; 2,250 options with an exercise price of $24.02 expiring on May 28, 2012; and 2,250 options with an exercise price of $26.60 expiring on May 28, 2013. All stock options are currently exercisable.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Bailey, Eaves and Gould. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Certain Transactions and Relationships

In March 2007, the Board of Directors adopted the written “Statement of Policy with respect to Related Party Transactions” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing.

The policy requires that any related party transaction, other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions, shall be consummated or shall continue only if (i) the Audit Committee pre-approves or ratifies such transaction, (ii) the transaction is approved by the disinterested members of the Board of Directors, or (iii) the transaction involves compensation approved by the Compensation Committee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned, as of April 13, 2007, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

	Amount of		Percent of
	Common Stock		Common
Name and Address of Beneficial Owner	Beneficially Owned		Stock (1)

Barclays Global Investors, NA	1,433,176	(2)	6.0%
45 Fremont Street San Francisco, California 94105
Cohen & Steers, Inc.	1,410,051	(3)	5.9%
280 Park Avenue, 10th Floor New York, New York 10017
Heitman Real Estate Securities LLC	1,274,125	(4)	5.4%
191 North Wacker Drive, Suite 2500 Chicago, Illinois 60606
Neuberger Berman, Inc.	1,187,220	(5)	5.0%
605 Third Avenue New York, New York 10158
T. Rowe Price Associates, Inc.	2,700,250	(6)	11.4%
100 East Pratt Street Baltimore, Maryland 21202
The Vanguard Group, Inc.	1,416,405	(7)	6.0%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)	Based on the number of shares of Common Stock outstanding as of April 13, 2007 which was 23,740,760 shares of Common Stock.

(2)	Based upon a Statement on Schedule 13G filed with the SEC on January 23, 2007 that indicated that Barclays Global Investors, NA and related entities have sole voting power with respect to 1,314,623 shares of Common Stock and sole dispositive power with respect to 1,433,176 shares of Common Stock.

(3)	Based upon a Statement on Schedule 13G filed with the SEC on February 13, 2007 that indicated that Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. have sole voting power with respect to 1,202,951 shares of Common Stock and sole dispositive power with respect to 1,410,051 shares of Common Stock.

(4)	Based upon a Statement on Schedule 13G filed with the SEC on February 7, 2007 that indicated that Heitman Real Estate Securities LLC has sole voting power with respect to 599,661 shares of Common Stock and sole dispositive power with respect to 1,274,125 shares of Common Stock.

(5)	Based upon an amended Statement on Schedule 13G filed with the SEC on February 13, 2007 that indicated that Neuberger Berman, Inc. has sole voting power with respect to 7,701 shares of Common Stock, shared voting power with respect to 1,162,729 shares of Common Stock, and shared dispositive power with respect to 1,187,220 shares of Common Stock. Neuberger Berman, Inc. owns 100% of both Neuberger Berman, LLC and

Neuberger Berman Management Inc., which serve as a sub-adviser and investment manager, respectively, of Neuberger Berman’s various Mutual Funds.

(6)	Based upon an amended Statement on Schedule 13G filed with the SEC on February 13, 2007 by T. Rowe Price Associates, Inc. (“Price Associates”). These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	Based upon a Statement on Schedule 13G filed with the SEC on February 14, 2007 that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 1,416,405 shares of Common Stock and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 20,513 shares of the Company as a result of its serving as investment manager of collective trust accounts.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of April 13, 2007:

	Amount and Nature of Beneficial Ownership
			Unvested
			Restricted	Exercisable	Total Beneficial	Percent of
Name	Common Stock		Stock	Options	Ownership	Common Stock (1)

D. Pike Aloian	5,807	(2)	-0-	9,000	14,807	*
H.C. Bailey, Jr.	20,159	(3)	-0-	15,750	35,909	*
Hayden C. Eaves III	10,457	(4)	-0-	11,000	21,457	*
Fredric H. Gould	21,057	(5)	-0-	-0-	21,057	*
Mary E. McCormick	1,022		361	-0-	1,383	*
David M. Osnos	23,457		-0-	15,750	39,207	*
Leland R. Speed	206,731	(6)	-0-	46,000	252,731	1.1%
David H. Hoster II	173,942	(7)	56,076	54,686	284,704	1.2%
N. Keith McKey	63,317		37,687	-0-	101,004	*
John F. Coleman	27,399		21,918	-0-	49,317	*
C. Bruce Corkern	15,209	(8)	17,258	2,000	34,467	*
William D. Petsas	31,013		21,918	-0-	52,931	*
Brent W. Wood	13,115	(9)	12,409	-0-	25,524	*
All directors, nominees and executive officers as a group	612,685	(10)	167,627	154,186	934,498	3.9%

*	Less than 1.0%.

(1)	Based on the number of shares of Common Stock outstanding as of April 13, 2007 which was 23,740,760 shares of Common Stock.

(2)	Does not include 2,500 shares of Common Stock beneficially owned by Mr. Aloian’s spouse, as to which he disclaims beneficial ownership.

(3)	Includes (i) 5,248 shares of Common Stock owned by H.C. Bailey Company, a company of which Mr. Bailey is Chairman and President; (ii) 3,736 shares of Common Stock owned by Retsub Partners, L.P., a limited partnership of which Mr. Bailey is a limited partner; (iii) 2,116 shares of Common Stock owned by Curtis Partners, L.P., a limited partnership of which Mr. Bailey is President; and (iv) 2,116 shares of Common Stock owned by CJB Partners, L.P., a limited partnership of which Mr. Bailey is Vice President.

(4)	Includes (i) 6,150 shares of Common Stock owned by Mr. Eaves and his spouse as co-trustees for the Eaves Living Trust; (ii) 1,000 shares of Common Stock owned by a family foundation of which Mr. Eaves is President; and (iii) 500 shares of Common Stock owned by Mr. Eaves as trustee.

(5)	Includes 4,500 shares of Common Stock owned by a limited partnership of which Mr. Gould is a general partner and an executive officer and sole shareholder of the managing general partner (Mr. Gould has shared voting and dispositive control over these shares). Mr. Gould disclaims beneficial ownership as to the 4,500 shares of Common Stock owned by the limited partnership.

(6)	Does not include 27,288 shares of Common Stock beneficially owned by Mr. Speed’s spouse, as to which he disclaims beneficial ownership.

(7)	Does not include 2,430 shares of Common Stock beneficially owned by Mr. Hoster’s spouse, as to which he disclaims beneficial ownership. Mr. Hoster has pledged 64,860 shares of Common Stock as security for a loan.

(8)	Includes 1,000 shares owned by Mr. Corkern’s children. Mr. Corkern has pledged 2,212 shares of Common Stock as security for a loan.

(9)	Mr. Wood has pledged 2,625 shares of Common Stock as security for a loan.

(10)	See footnotes (2) through (9).

Ownership Guidelines for Directors and Officers

In order to enhance the alignment of the interests of the directors and management with stockholders, the Company has instituted ownership guidelines for directors and officers. Each director who has served for at least three years should own 1,000 shares of Common Stock. Within five years of their election as an officer or by May 27, 2009 (whichever is later), officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary: (1) President and Chief Executive Officer: five times annual base salary; (2) Executive Vice President: three times annual base salary; (3) Senior Vice Presidents: two times annual base salary; and (4) Vice Presidents: one time annual base salary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent stockholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2006, no officer or director of the Company was late in filing a report under Section 16(a) except that a Form 4 for Mr. Hoster reporting the exercise of 15,000 stock options and the subsequent sale of 15,000 shares of Common Stock on November 29, 2006 was inadvertently filed one-day late.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP to act as auditors for the fiscal year ending December 31, 2007. KPMG LLP served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

At the Annual Meeting, the shareholders will be asked to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. Pursuant to the Rules and Regulations of the Securities and Exchange Commission, the Audit Committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to the shareholders for ratification because we value the shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that the shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present at the Meeting, is required to ratify the appointment of KPMG LLP. The directors of the Company unanimously recommend a vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2007. Unless otherwise instructed, proxies will be voted “FOR” ratification of the appointment of KPMG LLP.

In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years 2006 and 2005.

	2006	2005

Audit Fees (1)	$450,300	$405,500
Audit-Related Fees (2)	15,000	21,900
Tax Fees (3)	—	69,635
All Other Fees	—	—

Total	$465,300	$497,035

(1)	Audit fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For 2006, this includes $59,000 for comfort letter procedures and review of the Company’s Registration Statement on Form S-3ASR and prospectus supplement in connection with the issuance of Common Stock. For 2005, this includes $26,500 for services performed in connection with the issuance of Common Stock and review of the Company’s Registration Statement on Form S-8.

(2)	Audit-related fees consisted of accounting consultations and research.

(3)	For 2005, tax fees principally included fees for tax compliance, tax advice and tax planning. The Company engaged another firm to provide tax services for the year ended December 31, 2006.

The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

The Audit Committee has considered whether provision of the non-audit related services described above is compatible with maintaining the independent accountants’ independence and has determined that those services have not adversely affected KPMG LLP’s independence.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS

Proposals for the Company’s Proxy Material

Any Company stockholder who wishes to submit a proposal for presentation at the Company’s 2008 Annual Meeting of Stockholders must submit such proposal to the Company at its office at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201, Attention: Secretary, no later than December 31, 2007, in order to be considered for inclusion, if appropriate, in the Company’s proxy statement and form of proxy relating to its 2008 Annual Meeting of Stockholders.

Proposals to be Introduced at the Annual Meeting but not Intended to be Included in the Company’s Proxy Material

For any stockholder proposal to be presented in connection with the 2008 Annual Meeting of Stockholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Company, a stockholder must give timely written notice thereof in writing to the Secretary of the Company in compliance with the advance notice and eligibility requirements contained in the Company’s Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal.

In the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Based upon an anticipated meeting date of May 30, 2008 for the 2008 Annual Meeting of Stockholders, a qualified stockholder intending to introduce a proposal or nominate a director at the 2008 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 31, 2008 and not earlier than March 1, 2008.

The advance notice provisions in the Company’s Bylaws also provide that, in the case of a special meeting of stockholders called for the purpose of electing one or more directors, a stockholder may nominate a person or persons (as the case may be) for election to such position if the stockholder’s notice is delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II, Section 12 of the Company’s Bylaws, a copy of which is available upon request.

Such requests and any stockholder proposals should be sent to the Secretary of the Company at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201.

BY ORDER OF THE BOARD OF DIRECTORS

N. Keith McKey
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold

	01 — D. Pike Aloian	☐	☐

	04 — Fredric H. Gould	☐	☐

	07 — David M. Osnos	☐	☐

	For	Withhold

02 — H. C. Bailey, Jr.	☐	☐

05 — David H. Hoster II	☐	☐

08 — Leland R. Speed	☐	☐

	For	Withhold

03 — Hayden C. Eaves, III	☐	☐

06 — Mary E. McCormick	☐	☐

		For	Against	Abstain
2.	To consider and ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.
               /          /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

EASTGROUP PROPERTIES, INC.
Annual Meeting of Stockholders
May 30, 2007, 9:00 a.m., CDT
CORPORATE OFFICES
300 One Jackson Place
188 East Capitol Street
Jackson, Mississippi
     ▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — EastGroup Properties, Inc.

300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints DAVID H. HOSTER II and N. KEITH McKEY, or either of them, Proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, $0.0001 par value per share, of EastGroup Properties, Inc. (the “Company”), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s offices, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi, on Wednesday, May 30, 2007, at 9:00 a.m., Jackson time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse.
YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees for director and FOR Proposal 2. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
(Continued and to be signed on the reverse side.)